Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Morgan Stanley ABS Capital I Inc. for the offering of certificates by Morgan Stanley ABS Capital I Inc. Trust 2007-NC4, in the Registration Statement on Form S-3 (No. 333-130694) and to the use of our report dated February 2, 2007, with respect to the consolidated financial statements of Financial Guaranty Insurance Company and subsidiaries, included in this Form 8-K of Morgan Stanley ABS Capital I Inc., filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement.



                                                           /s/ Ernst & Young LLP



New York, New York
June 19, 2007